                                                                    Exhibit 10.2

                                                                  EXECUTION COPY

                             NOTE PURCHASE AGREEMENT

                                     BETWEEN

                         MAX & ERMA'S RESTAURANTS, INC.
                                  (AS BORROWER)

                                       AND

                           THE PURCHASERS NAMED HEREIN

                           $7,000,000 PRINCIPAL AMOUNT
                            SENIOR SUBORDINATED NOTES

                                 DUE MAY 1, 2012

                                Table of Contents

                                                                            Page
                                                                            ----
SECTION 1. DEFINITIONS...................................................     1

SECTION 2. PURCHASE AND SALE OF NOTES....................................     1
   2.1   Notes...........................................................     1
   2.2   Payment of Purchase Price.......................................     1
   2.3   Costs and Expenses..............................................     1
   2.4   Manner of Payment...............................................     2

SECTION 3. TERMS OF THE NOTES; USE OF PROCEEDS...........................     2
   3.1   Prepayment and Redemption of Notes..............................     2
   3.2   Interest........................................................     4
   3.3   Application of Payments.........................................     5
   3.4   Use of Proceeds.................................................     6
   3.5   Tax Reporting...................................................     6

SECTION 4. General Terms.................................................     6
   4.1   Payments........................................................     6
   4.2   Payment on Non-Banking Days.....................................     6
   4.3   Setoffs.........................................................     6
   4.4   Capital Adequacy................................................     6

SECTION 5. Conditions Precedent..........................................     7
   5.1   Minimum Adjusted EBITDA.........................................     7
   5.2   Senior Debt Documents...........................................     7
   5.3   Total Debt to Adjusted EBITDA...................................     7
   5.4   Rent Adjusted Leverage Ratio....................................     7

                                Table of Contents
                                    Continued

                                                                            Page
                                                                            ----
   5.5   Notes...........................................................     7
   5.6   Liens and Other Searches........................................     7
   5.7   Certified Resolutions, Certificate of Incorporation and Good
         Standing Certificate of Borrower................................     7
   5.8   Closing Fee.....................................................     8
   5.9   Legal Opinions..................................................     8
   5.10  [Intentionally Omitted.]........................................     8
   5.11  Borrower Transactions...........................................     8
   5.12  Closing Certificates............................................     8
   5.13  Insurance Certificates..........................................     8

SECTION 6. Representations and Warranties................................     8
   6.1   Organization and Authority......................................     9
   6.2   Qualification...................................................     9
   6.3   Financial Statements............................................     9
   6.4   Tax Returns and Payments........................................    10
   6.5   Titles to Properties; Liens.....................................    10
   6.6   Litigation, Etc.................................................    10
   6.7   Compliance with Other Instruments, Etc..........................    11
   6.8   ERISA; Labor Relations..........................................    11
   6.9   Pension Plans...................................................    11
   6.10  Labor Relations.................................................    11
   6.11  Intellectual Property...........................................    12
   6.12  Liabilities.....................................................    12

                                Table of Contents
                                    Continued

                                                                            Page
                                                                            ----
   6.13  Subsidiaries and Affiliates.....................................    12
   6.14  Disclosure......................................................    12
   6.15  No Governmental Approvals.......................................    12
   6.16  Investments, Notes and Advances.................................    12
   6.17  Insurance.......................................................    13
   6.18  Environmental Matters...........................................    13
   6.19  Capitalization..................................................    13
   6.20  Franchises......................................................    13

SECTION 7. Affirmative Covenants.........................................    14
   7.1   Use of Proceeds.................................................    14
   7.2   Periodic Financial Statements...................................    14
   7.3   Annual Financial Statements.....................................    15
   7.4   Quarterly Compliance Certificate................................    15
   7.5   Notice of Event of Default......................................    15
   7.6   Auditors' Certificate...........................................    15
   7.7   Maintenance of Properties and Insurance.........................    15
   7.8   Inspection......................................................    15
   7.9   Payment of Taxes and Claims.....................................    16
   7.10  Reports, Etc....................................................    16
   7.11  Preservation of Corporate Existence, Etc.; Business.............    16
   7.12  Compliance with Laws, Etc.......................................    16
   7.13  Books and Records...............................................    16

                                Table of Contents
                                    Continued

                                                                            Page
                                                                            ----
   7.14  Notice of Litigation............................................    16
   7.15  ERISA...........................................................    17
   7.16  Performance of Contracts........................................    17
   7.17  Environmental Matters...........................................    17
   7.18  Management......................................................    17
   7.19  Insurance.......................................................    17
   7.20  Board Information Rights........................................    17
   7.21  Subsidiaries....................................................    18
   7.22  Notices Relating to Transactions................................    18
   7.23  Notice of Suits, Adverse Changes in Business and Defaults.......    18
   7.24  New Subsidiaries................................................    19
   7.25  Compliance with Anti-Terrorism Orders...........................    19
   7.26  Notice of Amendment of Senior Debt Documents....................    19
   7.27  Financial Assistance to Senior Lender...........................    19

SECTION 8. Negative Covenants............................................    20
   8.1   Restrictions....................................................    20
   8.2   Financial Ratios................................................    22
   8.3   Dividends and Distributions.....................................    25
   8.4   Transactions with Affiliates....................................    25
   8.5   Limitation on Store Openings; Notice of Store Openings..........    25
   8.6   Cancellation of Indebtedness....................................    25
   8.7   Limitation on Other Borrowing...................................    25

                                Table of Contents
                                    Continued

                                                                            Page
                                                                            ----
   8.8   Limitation on Acquisition or Issuance of Capital Stock..........    25
   8.9   Limitation on Changes in Accounting Methods.....................    26
   8.10  Transaction Documents...........................................    26
   8.11  Other Amendments................................................    26
   8.12  No Inconsistent Agreements......................................    26

SECTION 9. Subordination.................................................    26

SECTION 10. Events of Default and Remedies...............................    26

SECTION 11. Assignments/Participations...................................    29
   11.1  Assignment by Borrower..........................................    29
   11.2  Assignments by the Purchasers...................................    29
   11.3  Participations..................................................    29
   11.4  Information.....................................................    29

SECTION 12. Definitions..................................................    30
   12.1  Definitions.....................................................    30
   12.2  Accounting Terms................................................    37

SECTION 13. Miscellaneous................................................    37
   13.1  Term of Agreement: Successors and Assigns.......................    37
   13.2  Notices.........................................................    38
   13.3  No Implied Waivers..............................................    38
   13.4  Amendments, Modifications, Etc..................................    38
   13.5  Applicable Law..................................................    38
   13.6  Severability....................................................    38

                                Table of Contents
                                    Continued

                                                                            Page
                                                                            ----
   13.7  Counterparts....................................................    38
   13.8  Merger..........................................................    38
   13.9  Headings........................................................    39
   13.10 Effective Date..................................................    39
   13.11 Confession of Judgment..........................................    39
   13.12 Costs and Expenses..............................................    39
   13.13 Indemnification Generally.......................................    40
   13.14 Judicial Proceedings............................................    40
   13.15 Judicial Proceedings. Waiver of Jury Trial and Damages..........    41

SCHEDULE A...............................................................     1

EXHIBIT A  SENIOR SUBORDINATED NOTE......................................   A-1

EXHIBIT B  MAX & ERMA'S RESTAURANTS, INC.................................     i

                             NOTE PURCHASE AGREEMENT

     This Note Purchase Agreement (this "Agreement"), dated as of May 5, 2006, is among Max & Erma's Restaurants, Inc., a Delaware corporation having its main office at 4849 Evanswood Drive, Columbus, Ohio 43229 (the "Borrower") and the purchasers listed on Schedule A (the "Purchasers").

                                    PREAMBLE

     WHEREAS, the Borrower has requested that the Purchasers purchase the Notes in order to provide funds for the Borrower to repay the Senior Debt (as such term is defined in Section 12) and to pay reasonable expenses of the Borrower associated therewith; and

     WHEREAS, the Purchasers are willing to purchase the Notes on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in connection with the issuance of the Notes, the Borrower agrees with the Purchasers, and the Purchasers agree with the Borrower as follows:

          SECTION 1. DEFINITIONS.

     Capitalized terms used herein and not otherwise defined herein shall have the meanings given thereto in Section 12 hereto.

          SECTION 2. PURCHASE AND SALE OF NOTES.

     2.1 Notes. The Borrower agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Borrower, on the Closing Date, Notes in the principal amount set forth opposite such Purchaser's name on Schedule A. Each Note shall (i) be dated the Closing Date, (ii) be substantially in the form of Exhibit A hereto with the blanks appropriately filled in conformity herewith,
(iii) bear interest as provided in Sections 3.2, a portion of which interest shall be paid by increasing the principal amount of such Note, as provided in
Section 3.2(a), and (iv) mature on May 1, 2012; provided, that such final installment shall in any event be in an amount equal to all remaining principal of and accrued but unpaid interest (and any unpaid penalties, fees or other charges) on such Note and all Principal Increases associated therewith.

     2.2 Payment of Purchase Price. The purchase price for the each Note shall be (a) the amount set forth opposite each Purchaser's name on Schedule A, and
(b) payable on the Closing Date in cash by wire transfer of immediately available funds pursuant to the Borrower's written instructions.

     2.3 Costs and Expenses. On the Closing Date, the Borrower agrees to pay all Costs and Expenses associated with the Purchasers' (A) due diligence, and (B) preparation, negotiation, execution and delivery of the letter of intent dated as of February 23, 2006, between FM Mezzanine Partners LLC and the Borrower, this Agreement and the other Transaction Documents as and to the extent executed and delivered on the date hereof, in an aggregate amount not to exceed $150,000.

     2.4 Manner of Payment. All payments and prepayments of principal of, premium, if any, and interest on the Notes, and all fees and other payments due under the Purchaser Documents, shall be made pro rata to the Purchasers without setoff or counterclaim to the Purchasers by wire transfer or other transfer or delivery of funds, in accordance with each Purchasers' instructions from time to time, so that such funds are received by and available to such Purchaser (or other party, as the case may be) on or before the date and time each such payment is due.

          SECTION 3. TERMS OF THE NOTES; USE OF PROCEEDS.

     3.1 Prepayment and Redemption of Notes.

          (a) Voluntary Redemption. The Borrower shall have the right at any time and from time to time, upon at least 10 Banking Days prior written notice to the Purchasers, to prepay the Notes in whole or in part, in an amount specified in such notice, by payment of the principal amount of the Notes (or portion thereof) to be prepaid, together with accrued interest thereon to the date of such prepayment and all Principal Increases (attributable to the portion of the Notes being prepaid) incurred to the date of the prepayment, plus a premium equal to the applicable percentage of the principal amount to be prepaid, determined as follows:

If Prepaid During 12 Month Period Ending On:                Applicable Percentage
-------------------------------------------                 ---------------------
the first anniversary of the Closing Date                           103%
the second anniversary of the Closing Date                          102%
the third anniversary of the Closing Date                           101%
the fourth anniversary of the Closing Date and thereafter           100%

Any optional partial prepayment of the Notes shall be in the aggregate principal amount of not less than $500,000, or any greater amount which is a multiple of $100,000, and shall be accompanied by a written certification from the Senior Lender stating that such optional prepayment is permitted pursuant the Senior Debt Subordination Agreement.

          (b) Mandatory Redemption. Notwithstanding anything to the contrary contained in this Section 3, if (1) the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as "original issue discount") as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income tax purposes, such as "original issue discount") as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by the Borrower to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the Code. For these purposes, the "Maximum Accrual" is an amount equal to the product of such Notes' issue price (as defined in Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a "Testing Date" is any Interest Payment Date and the date on which any "accrual period" (within the meaning of Section 1272(a)(5) of the Code) closes. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Note is made.

          (c) Prepayments at Option of Holder.

               (i) If there shall occur any public offering of Capital Stock of the Borrower or any of its Subsidiaries, or if there shall occur any private placement, sale or other disposition of Capital Stock of the Borrower or any of its Subsidiaries, then upon the request of the Purchasers, the Borrower shall, on the closing date of such public offering, private placement, sale or other disposition, use the net proceeds of such sale to prepay the Notes, together with accrued interest thereon to the date of such prepayment (including the aggregate amount of all Principal Increases), together with the applicable premium set forth in the table in Section 3.1(a); provided, however, that the Purchasers may not request a prepayment of the Notes pursuant to this Section 3.1(c)(i) until such time as the aggregate proceeds with respect to all public offerings, private placements, sales or other dispositions of Capital Stock of the Borrower or any of its Subsidiaries from and after the date hereof are greater than $10,000,000.

               (ii) If there shall occur a merger or consolidation of the Borrower or any of its Subsidiaries or a sale or divestiture of 25% or more of the Borrower's or any of its Subsidiaries' assets, or other transaction which effectively accomplishes such a sale or divestiture (other than a Change of Control), then upon the request of the Purchasers, the Borrower shall, on the closing date of such transaction, repurchase the Notes, together with accrued interest thereon to the date of such prepayment (including the aggregate amount of all Principal Increases), together with the applicable premium set forth in the table in Section 3.1(a).

               (iii) If there shall occur a Change of Control, then upon the request of the Purchasers, the Borrower shall, upon the occurrence of such Change of Control, prepay the Notes in full at the greater of (1) the applicable percentage determined in accordance with Section 3.1(a) and (2) 101% of par (in either case, including the amount of all Principal Increases), together with accrued interest thereon to the date of such prepayment.

          (d) No Other Acquisition of Notes. The Borrower shall not and shall not permit any Subsidiary or Affiliate (each, a "Restricted Person") to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the repurchase or prepayment of the Notes in accordance with the other terms of this Section 3.1; provided, however, that any Restricted Person may purchase any of the outstanding Notes if (i) a holder of Notes requests such purchase (and the purchase is not otherwise directly or indirectly solicited by a Restricted Person), (ii) a Restricted Person offers in writing by notices delivered in the manner set forth in Section 13.2 to purchase, redeem or prepay outstanding Notes from all holders of Notes on identical terms and conditions, (iii) each holder of Notes is provided at least five (5) days to accept such offer, (iv) in the event that the Restricted Person's offer is to purchase less than all of the outstanding Notes, such offer is to purchase the Notes pro rata based on the principal amount of the Notes outstanding and held by each holder thereof (provided that to the extent any holder of Notes fails to accept such offer for its full pro rata share, the

Restricted Person may purchase additional Notes from the other holder's of the Notes, based on their respective pro rata share of the unsubscribed principal amount of the Notes available as a result of such failure to accept such offer in full), and (v) the Borrower complies with the provisions of the immediately following sentence. The Borrower will promptly cancel all Notes acquired by any Restricted Person pursuant to any purchase, redemption, prepayment or tender for the Notes pursuant to any provision of this Agreement or otherwise and no Notes may be issued in substitution or exchange for any such Notes.

     3.2 Interest.

          (a) Subject to clauses (b) and (c) below, interest on each Note shall accrue daily at the Total Rate per annum and shall be paid as follows: (A) 12% per annum (the "Cash Rate") on such Note shall be paid in cash on each Quarterly Interest Payment Date (as defined below) by wire transfer of immediately available funds to an account designated by the holder of such Note, and (B) the outstanding principal amount of such Note shall be increased on each Quarterly Interest Payment Date by an amount (the "Principal Increase") equal to the interest that has accrued on the outstanding principal amount of such Note (including the amount of any prior Principal Increases) at the PIK Rate (which shall initially be the Initial PIK Rate, until such time as otherwise determined in accordance with Section 3.2(b)); provided, however, that the Borrower may elect instead to pay the amount of any such Principal Increase in cash on such Quarterly Interest Payment Date by wire transfer of immediately available funds to an account designated by the holder of such Note in lieu of such Principal Increase. Interest on the Notes shall accrue daily from the Closing Date until repayment in full of the principal and all accrued interest. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall compound quarterly; provided, however, that for any period shorter than a full calendar quarter, interest shall be computed on the basis of a 365-day year and on the actual number of days elapsed during such period and shall compound quarterly. "Quarterly Interest Payment Date" shall mean the last day of a calendar quarter, or if any such date shall not be a Banking Day, on the next succeeding Banking Day, but interest shall continue to accrue on any applicable payment until such payment is made.

          (b) "PIK Rate" means, as of any date of determination:

               (i) The "Initial PIK Rate" shall be 2.50 percentage points per annum.

               (ii) Thereafter, the relevant PIK Rate set forth in the table below that corresponds to the applicable Rent Adjusted Leverage Ratio of the Borrower and its Subsidiaries set forth opposite thereto (as determined in accordance with clauses (iii) and (iv) below).

RENT ADJUSTED LEVERAGE RATIO
      (AT QUARTER END)         PIK RATE
----------------------------   --------
         > 5.25:1.00             2.5%
   4.75:1.00 to 5.25:1.00        2.0%
         < 4.75:1.00             1.5%

               (iii) The PIK Rate shall be determined from time to time on the first day of the month following the date on which the Borrower delivers to the Purchasers a quarterly Compliance Certificate in accordance with
     Section 7.4, commencing with the delivery by the Borrower of the quarterly Compliance Certificate for the fiscal quarter of the Borrower ended August 6, 2006. In the event that a quarterly Compliance Certificate is not provided to the Purchasers in accordance with Section 7.4, the PIK Rate shall be set at the Initial PIK Rate as of the first day of the month following the date on which such quarterly Compliance Certificate was required to be delivered until the date on which such quarterly Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default arising as a result of the Borrower's failure to timely deliver such quarterly Compliance Certificate, the PIK Rate shall be set as provided in the table above based upon the calculation of the Rent Adjusted Leverage Ratio of the Borrower and its Subsidiaries set forth in such quarterly Compliance Certificate).

               (iv) Notwithstanding the foregoing, in the event that the audited annual financial statements of Borrower and its Subsidiaries required to be delivered by Borrower pursuant to Section 7.3 for any fiscal year shall indicate that the actual Rent Adjusted Leverage Ratio of the Borrower and its Subsidiaries for any fiscal quarter in such fiscal year was higher than as previously certified by Borrower in the quarterly Compliance Certificate for such fiscal quarter, then the PIK Rate for such fiscal quarter shall be adjusted retroactively (to the effective date of the determination of the PIK Rate that was based upon the delivery of such quarterly Compliance Certificate) to reflect the correct PIK Rate, and Borrower shall make payments to the Purchasers to reflect such adjustment.

          (c) Maximum Legal Rate of Interest. Nothing in this Agreement or in the Notes shall require the Purchasers to pay interest at a rate in excess of the maximum rate permitted by applicable law and the interest rate otherwise applicable to the Notes (including any default rate of interest) shall be reduced, if necessary, to conform to such maximum rate.

          (d) Default Rate of Interest. If any principal of or interest on the Notes is not paid when due (including any failure to pay any interest in cash when due pursuant to Section 3.2(a) above) or there exists any other Event of Default, the Notes shall bear interest thereafter at the rate of three percent (3%) per annum in excess of the rate specified in Section 3.2(a) above, as applicable, either the date on which such overdue principal or interest is paid in full or the date on which such Event of Default is cured. Additional interest payable pursuant to this Section 3.2 shall be paid in the manner provided in
Section 3.2(a) above as an increase to the Cash Rate.

     3.3 Application of Payments. All cash payments received in respect of the Notes shall be applied (to the extent thereof) as follows: (i) first, to all Costs and Expenses of Purchasers that are payable by the Borrower hereunder,
(ii) second, to accrued and unpaid interest on the Notes, (iii) third, to any prepayment premium due as a result of such payment, and (iv) fourth, to the payment of the then outstanding principal balance of the Notes. Unless otherwise agreed among the holders of the Notes, and evidenced in writing to the Borrower prior to the payment date, all payments applied pursuant to clauses (i), (ii),
(iii) or (iv) above shall be
applied among the Notes pro rata based on the principal amount of the Notes outstanding and held by each holder thereof.

     3.4 Use of Proceeds. Borrower will use the proceeds of the sale of the Notes to repay existing Senior Debt and to pay the fees and expenses provided in
Section 2.3 hereof.

     3.5 Tax Reporting. The Borrower and the Purchasers, having adverse interests and as a result of arms-length bargaining, agree that (i) neither the Purchasers nor any of their officers, directors, representatives, partners, members or employees has rendered or has agreed to render any services to the Borrower in connection with this Agreement or the issuance of the Notes; (ii) and (iii) for the purposes and within the meaning of Section 1273(c)(2) of the Code the issue price of the Notes is $6,930,000. The Borrower and the Purchasers recognize that this Agreement determines the original issue discount to be taken into account by the Borrower and the Purchasers for federal income tax purposes on the Notes and they agree to adhere to this Agreement for such purposes. For federal, state and local tax purposes, the Borrower and the Purchasers agree to take reporting and other positions with respect to the Notes that are consistent with the purchase price of the Notes set forth herein.

          SECTION 4. GENERAL TERMS.

     4.1 Payments. The Borrower shall make all payments of principal, interest and fees to the Purchasers in immediately available funds prior to 3:00 p.m., New York City time, on the date such payments shall become due in accordance with the terms hereof and of the Notes.

     4.2 Payment on Non-Banking Days. Whenever any payment to be made hereunder or under the Notes or any other Purchaser Document shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day and such extension of time shall in such case be included in the computation of payment of interest hereunder or under the Notes hereunder, as the case may be.

     4.3 Setoffs. Upon the occurrence of any Event of Default, Purchasers shall have the right to setoff against all obligations of the Borrower, under this Agreement, the Notes or under any of the other Purchaser Documents relating thereto, whether matured or unmatured, all amounts owing to such Purchaser or any Affiliate of such Purchaser, whether or not then due and payable, and all other funds or property of the Borrower on deposit with or otherwise held for the beneficial account of such Purchaser.

     4.4 Capital Adequacy. If, on or after the date hereof, Purchasers shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Purchasers with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return below that achieved on the date of this Agreement on the Purchasers' capital as a consequence of its obligations hereunder to a level below that which the bank could have achieved but for such adoption, change or compliance (taking into consideration the Purchasers' policies with respect to capital adequacy) by an amount deemed by the Purchasers to be material, then, sixty days after the Purchasers deliver notice to the Borrower regarding such circumstances, the Borrower shall pay to the Purchasers such additional amount or amounts as will compensate the Purchasers for such reduction.

          SECTION 5. CONDITIONS PRECEDENT.

     The obligation of the Purchasers to purchase the Notes provided for hereunder shall be subject to the satisfaction of each of the following conditions:

     5.1 Minimum Adjusted EBITDA. The Borrower shall have minimum Adjusted EBITDA for the twelve-month period ending on February 19, 2006, of not less than $10,000,000 (as adjusted, subject to documentation satisfactory to the Purchasers). The chief financial officer of Borrower shall provide a certificate to the Purchasers on or prior to the Closing Date, certifying (a) as to Borrower's Adjusted EBITDA for the twelve-month period ending on February 19, 2006, and (b) that such officer has no reason to believe the Borrower's Adjusted EBITDA for the twelve-month period ending on April 30, 2006 was less than the minimum described in the first sentence of this Section.

     5.2 Senior Debt Documents. Borrower shall have received true and correct copies of the Senior Debt Documents, as amended in connection with the consummation of the transactions contemplated hereby, the terms and conditions of which shall be in form and substance satisfactory to the Purchasers and their counsel certified as true and correct copies by an appropriate officer of the Borrower.

     5.3 Total Debt to Adjusted EBITDA. Total Debt to Adjusted EBITDA for the twelve month period ending on February 19, 2006 shall not exceed 3.25:1.00.

     5.4 Rent Adjusted Leverage Ratio. The Rent Adjusted Leverage Ratio for the twelve month period ending on February 19, 2006 shall not exceed 6.20:1.00.

     5.5 Notes. Properly executed forms of the Notes, drawn to the order of each Purchaser in the principal amount set forth opposite such Purchaser's name on Schedule A.

     5.6 Liens and Other Searches. Results of record searches by a Person satisfactory to the Purchasers, of the Uniform Commercial Code filings which may have been filed with respect to the personal property of Borrower in the state and county filing offices and real estate records in each of the jurisdictions requested by the Purchasers, and of judgment and tax Liens with respect to Borrower.

     5.7 Certified Resolutions, Certificate of Incorporation and Good Standing Certificate of Borrower. A certified copy of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the Notes issued hereunder, the Certificate of Incorporation (certified by the Delaware Secretary of State) of Borrower, the bylaws of Borrower and a Good Standing Certificate (issued by the Delaware Secretary of State) of Borrower.

     5.8 Closing Costs and Expenses. The Borrower shall pay the Costs and Expenses described in Section 2.3.

     5.9 Legal Opinions. The Purchasers shall have received the executed legal opinions of Porter Wright Morris & Arthur LLP, counsel to the Borrower, and of Hahn & Hessen LLP, special New York counsel to the Borrower, each dated the Closing Date, in form and substance satisfactory to the Purchasers and their counsel and the Purchasers shall have received all opinions of counsel to other parties in respect of any aspect or consequence of the Transaction Documents.

     5.10 [Intentionally Omitted.]

     5.11 Borrower Transactions. All consents necessary to the consummation of the Borrower Transactions shall have been obtained, and all conditions precedent to the consummation of the Borrower Transactions shall have been or shall be satisfied or waived prior to or concurrently with the issuance and sale of the Notes. All Borrower Transactions shall have been or shall be consummated pursuant to the terms of the applicable Transaction Documents prior to or concurrently with the issuance and sale of the Notes, and in compliance with all applicable laws.

     5.12 Closing Certificates. On or prior to the Closing Date, Purchasers shall have received:

          (a) A solvency certificate from the chief financial officer of Borrower certifying that: (i) the fair saleable value of the assets of Borrower exceeds and will, immediately following the closing of the Borrower Transactions, exceed the amount that will be required to be paid on or in respect of the existing Indebtedness of the Borrower, as such Indebtedness matures; (ii) the Borrower does not and will not have, immediately following the closing of the transactions contemplated hereby, unreasonably small capital to carry out its respective businesses as now conducted or as proposed to be conducted; and (iii) Borrower does not intend to, and does not believe that it will, incur Indebtedness beyond its ability to pay such Indebtedness as it matures; and

          (b) a certificate of the chief executive officer of Borrower certifying that (i) all of the representations and warranties of Borrower set forth in the Transaction Documents are true, complete and accurate in all respects as of the Closing Date, and (ii) as of the Closing Date, Borrower has complied with and performed all of the covenants and agreements, and satisfied all of the conditions to Closing set forth in Section 5, to be complied with, performed or satisfied by Borrower pursuant to the Transaction Documents on or prior to the Closing Date.

     5.13 Insurance Certificates. The Borrower shall deliver to the Purchasers, in form and substance reasonably satisfactory to the Purchasers, endorsements to
(a) all casualty and business interruption insurance policies naming Purchasers as loss payee, and (b) all general liability and other liability insurance policies naming Purchasers as additional insured.

          SECTION 6. REPRESENTATIONS AND WARRANTIES.

     The Borrower represents and warrants to the Purchasers, which representations and warranties will survive the execution and delivery of this Agreement and the Notes, as follows:

     6.1 Organization and Authority. Borrower is a corporation duly incorporated, and is existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority, corporate or otherwise, to own or lease its properties and to carry on its business as now conducted. Borrower has all requisite power and authority, corporate or otherwise, to enter into and perform all of its obligations under this Agreement, the Notes and the other Transaction Documents. The execution, delivery and performance of this Agreement, the Notes and each of the other Transaction Documents have been duly authorized by Borrower by appropriate corporate action, there is no prohibition, either in law, in its Certificate of Incorporation or Bylaws, in any order, writ, injunction or decree of any court or arbitrator presently in effect having applicability to Borrower, or in any agreement to which it is a party, which in any way prohibits or would be violated by the execution and carrying out of this Agreement, the Notes or any of the other Transaction Documents in any respect; this Agreement, the Notes and each of the other Transaction Documents have been duly executed and delivered and are the legal, valid and enforceable obligations of Borrower, except as enforceability hereof or thereof may be limited by bankruptcy, insolvency or laws affecting creditors' rights generally.

     6.2 Qualification. Borrower is duly qualified or licensed and in good standing as a foreign corporation duly authorized to do business in each jurisdiction in which the character of the properties owned or leased or the nature of the activities conducted makes such qualifications or licensing necessary.

     6.3 Financial Statements. (a) Borrower has furnished to the Purchasers audited financial statements of Borrower including (a) an audited balance sheet as at October 30, 2005; (b) an audited statement of operations for the year ended October 30, 2005, (c) an audited statement of shareholders' equity for the year ended October 30, 2005; and (d) an audited statement of cash flow for the year ended October 30, 2005. Borrower has also furnished to the Purchasers unaudited financial statements for the interim period ending on, and as of February 19, 2006. Except as disclosed to the Purchasers in writing prior to the date hereof, such financial statements have been prepared in accordance with GAAP, are complete and correct in all material respects, and fairly reflect the financial condition of Borrower as at such dates and the results of operations of Borrower for the periods ended on such dates. Since February 19, 2006, no material or adverse change has occurred in the businesses property or condition (financial or other) of Borrower except as disclosed to the Purchasers in writing prior to the date hereof. The Borrower has delivered true, correct and complete copies of all significant reports or written communications submitted to the Borrower or any of its Subsidiaries by their accountants in the past three years in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems made by such accountants, including any comment letters delivered to management and all responses thereto.

          (b) The Borrower has furnished to the Purchasers consolidated and consolidating projected financial statements for the Borrower and its consolidated subsidiaries (determined in accordance with GAAP) for the period beginning on October 30, 2005 and ending on October 31, 2010 (the "Projections"), including projected balance sheets, projected cash flow statements, and projected income statements. The Projections have been prepared to reasonably reflect the application of GAAP to such periods, as determined in good faith by the Borrower and its financial personnel in light of historical actual results, seasonal working capital needs and the past business of the Borrower and its consolidated subsidiaries (determined in accordance with GAAP), and represent the good faith belief of the Borrower as to the anticipated course of the business of the Borrower and such consolidated subsidiaries; and the Borrower is not aware of any adverse development or material impediment which has occurred since the date of the preparation of the Projections that would materially affect the Projections.

          (c) The Borrower has furnished to the Purchasers a consolidated pro forma balance sheet (the "Pro Forma Balance Sheet") reflecting the financial condition of the Borrower and its consolidated subsidiaries (determined in accordance with GAAP) as at the Closing Date, on the assumption that the closing of the Borrower Transactions, including the issuance and sale of the Notes occurred on such date. Such balance sheet was prepared in good faith and in accordance with GAAP, and fairly presents, on a pro forma basis, the financial position of the Borrower and such consolidated subsidiaries as at the date thereof, assuming that the Transactions, including the issuance and sale of the Notes, had then been completed.

     6.4 Tax Returns and Payments. Borrower has filed all tax returns required by law to be filed and has paid all taxes, assessments and other governmental charges levied upon any of its properties, assets, income or franchises, other than those not yet delinquent. The charges, accruals and reserves on the books of Borrower in respect to income taxes for all fiscal periods are adequate in the opinion of Borrower, and Borrower knows of no unpaid assessment for additional income taxes for any fiscal period or of any basis therefor.

     6.5 Titles to Properties; Liens. Borrower has good and marketable title to all of its properties, in each case including the properties and assets reflected in the balance sheet as of February 19, 2006, except properties held under leases which are capitalized in accordance with GAAP and except properties and assets disposed of since the date of such balance sheet in the ordinary course of business. Borrower enjoys peaceful and undisturbed possession under all leases under which it operates, and all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting incurrence of Indebtedness by Borrower, or any provision which materially adversely affects or in the future may (so far as Borrower can now foresee) materially adversely affect the operations of Borrower under any such lease. Except for the Liens set forth on Schedule 8.1(a)(vi), there are no, and after the Closing Date will not be any, encumbrances on the use, ownership or sale of the Borrower's properties and assets, and all such properties and assets are, and after the Closing Date will be, sufficient and maintained in appropriate condition to conduct business and operations, in each case in a manner consistent with the Borrower's past practice.

     6.6 Litigation, Etc. There is no action, proceeding or investigation pending or, to Borrower's knowledge, threatened (or any basis therefor known to Borrower) which questions the validity of this Agreement, the Notes or any of the Transaction Documents, or any action taken or to be taken pursuant hereto or thereto, or which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Borrower or its properties and assets or in any material liability on the part of Borrower except as set forth on Schedule 6.6.

     6.7 Compliance with Other Instruments, Etc. Borrower is not in violation of any provision of its Certificate of Incorporation or Bylaws, as amended to date, or to Borrower's knowledge, of any agreement, instrument, judgment, decree, order, statute or governmental law, rule or regulation applicable to Borrower and the execution, delivery and performance of this Agreement, the Notes or any of the Transaction Documents will not result in any such violation or be in conflict with or constitute a default under any such provisions or result in the creation of any lien upon any of the properties or assets of Borrower which now or in the future may (so far as Borrower can now foresee) materially and adversely affect the business, operations, affairs or condition of Borrower or its properties or assets.

     6.8 ERISA; Labor Relations. Without in any way limiting the scope of
Section 6.7, Borrower has not (a) incurred any material accumulated funding deficiency within the meaning of the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA") (b) incurred any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any employee benefit plan established or maintained by Borrower; nor (c) had any tax assessed against it by the Internal Revenue Service for any alleged violation under Section 4975 of the Internal Revenue Code.

     6.9 Pension Plans. Except as disclosed on Schedule 6.9, Borrower does not have any Plan on the date hereof. The Borrower is in compliance in all material respects with requirements of ERISA and the regulations promulgated thereunder with respect to each Plan. No fact or situation that could reasonably be expected to result in a Material Adverse Effect exists in connection with any Plan. Borrower does not have any withdrawal liability in connection with a Multiemployer Plan.

     6.10 Labor Relations. Neither Borrower nor any of its Subsidiaries nor any Permitted Restaurant Partnerships is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower nor any of its Subsidiaries nor any Permitted Restaurant Partnerships or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Borrower or any of its Subsidiaries or any Permitted Restaurant Partnership or threatened against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Borrower or any of its Subsidiaries or any Permitted Restaurant Partnership, (c) no union representation question exists with respect to the employees of Borrower or any of its Subsidiaries or Permitted Restaurant Partnerships, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect, and (d) no notice, claim, formal or informal investigation or proceeding or other matter existing or threatened under the Occupational Health and Safety Act, or similar state statutes or regulations, regarding any material matter of safety, working conditions, worker eligibility or similar matter, and Schedule 6.10 describes any of such matters which have occurred or been threatened since January 1, 2003, whether or not such matter was thereafter resolved or settled. As of the Closing Date, no senior executive of Borrower or any of its Subsidiaries has given notice to the Borrower of any intention of terminating his or her employment, and none of such executives has any claim for severance, change of control payments or similar compensation as a result of the consummation of the transactions contemplated hereby.

     6.11 Intellectual Property. As of the Closing Date, Borrower and its Subsidiaries own or have rights to use all material Intellectual Property necessary to continue to conduct their business as now conducted by it or presently proposed to be conducted by it, and each registered Patent, Trademark, and Copyright of Borrower and its Subsidiaries and each material License is listed, together with application or registration numbers, as applicable, in
Schedule 6.11. Except as set forth in Schedule 6.11, Borrower and its Subsidiaries conduct their business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 6.11, neither Borrower nor its Subsidiaries are aware of any material infringement claim by any other Person with respect to any Intellectual Property.

     6.12 Liabilities. Borrower has no material Liabilities, direct or contingent except (a) as disclosed in the balance sheet of Borrower as of February 19, 2006; (b) as disclosed to the Purchasers in writing prior to the execution of this Agreement; and (c) debt, contractual commitments, canceled purchase orders, and accruals, all arising out of the ordinary course of business. Schedule 6.12 sets forth a complete list of all Indebtedness outstanding immediately after giving effect to the transactions contemplated hereby and by the other Transaction Documents.

     6.13 Subsidiaries and Affiliates. Borrower has no Subsidiaries or Affiliates except those set forth on Schedule 6.13 attached hereto.

     6.14 Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to the Purchasers or to special counsel for the Purchasers by Borrower or its counsel in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact known to Borrower which materially and adversely affects or in the future may (so far as Borrower can now foresee) materially and adversely affect the business, operations, affairs or condition of Borrower or any of its properties or assets which has not been set forth in this Agreement or in the other documents, certificates or statements furnished to the Purchasers by or on behalf of Borrower prior to the date hereof in connection with the transactions contemplated hereby.

     6.15 No Governmental Approvals. No authorization, consent, approval or exemption of, or registration, qualification or filing with, any governmental authority is required to permit the execution, delivery and performance by Borrower of this Agreement, the Notes, or the Transaction Documents. Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     6.16 Investments, Notes and Advances. Borrower (a) is not a general partner in any partnership or a member in any joint venture other than as disclosed on
Schedule 6.16, (b) does not own or hold the assets, stocks, bonds, notes or other evidence of Indebtedness or any other security of any Person other than as disclosed on Schedule 6.16 or in the financial statements delivered to the Purchasers pursuant to Section 6.3, nor (c) is a party to any agreement relating to commodity futures, financial futures or similar investments.

     6.17 Insurance. All of the properties and operations of Borrower of a character usually insured by Persons of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers, against loss or damage of the kinds and in the amounts customarily insured against by such Persons; and Borrower carries, with such insurers in customary amounts, such other insurance, including general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person; business interruption insurance; food-borne illness coverage; and product liability insurance, as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated. The Borrower is not in default of any obligation under any such policy.

     6.18 Environmental Matters. To the best of Borrower's knowledge, there are no materials presently located on any real property owned by, leased to or operated by Borrower or any of its Subsidiaries or any of its Permitted Restaurant Partnerships which are radioactive or toxic, or which under any Environmental Law require special handling in collection, storage, treatment or disposal ("Hazardous Materials") which are not being handled in accordance with Environmental Law and no part of such real property has been contaminated by any Hazardous Materials. Neither Borrower nor any of its Subsidiaries or Permitted Restaurant Partnerships has received any Environmental Notice, and neither Borrower nor any of its Subsidiaries or Permitted Restaurant Partnerships is aware of any occurrence or state of facts which could reasonably be expected to result in any such Environmental Notice.

     6.19 Capitalization.

          (a) On the Closing Date, immediately after giving effect to the transactions contemplated hereby, (i) the Capital Stock of Borrower (including common stock, preferred stock, warrants, stock options, and other derivative investments) consists of 5,000,000 shares of Common Stock, all of which are duly authorized and 2,551,979 of which are issued and outstanding, and 500,000 shares of preferred stock, all of which are duly authorized and none of which is issued or outstanding, (ii) such issued and outstanding shares are validly issued by the Borrower and are fully paid, non-assessable and free of preemptive rights, and (iii) except as set forth on Schedule 6.19(a), there will be no options, warrants or other rights to acquire Capital Stock from Borrower, or agreements or other rights binding upon Borrower to issue or sell Capital Stock of Borrower, whether on conversion or exchange of convertible securities or otherwise, other than options issued to employees and directors disclosed in the public filings of the Borrower.

          (b) All of the outstanding Capital Stock of the Borrower's Subsidiaries is owned of record and beneficially by the Borrower or by another Subsidiary of Borrower. None of the Borrower's Subsidiaries is subject to any restriction on the payment of dividends or making of any distribution.

     6.20 Franchises. The Borrower is not in material default of any of its obligations under any franchise agreement and each franchise agreement to which the Borrower is a party is in full force and effect and the terms thereof comply in all material respects with all applicable laws and regulations. The Borrower has not received from any other party to a franchise agreement any written notice of default or intent to terminate. All registrations, disclosure requirements and filings related to the Borrower's registration to sell franchises are current and comply in all material respects with all applicable laws and regulations in all jurisdictions where any such Person is engaged in franchise-related activities. The Borrower has not offered to sell franchises in any state in which the Borrower was required to be registered to sell franchises but was not so registered.

          SECTION 7. AFFIRMATIVE COVENANTS.

     Until all Notes and other sums due and owing under this Agreement to the Purchasers have been paid in full, Borrower covenants and agrees as follows.

     7.1 Use of Proceeds. Borrower shall use the proceeds disbursed pursuant to this Agreement for (a) repayment of the Senior Debt, and (b) payments of reasonable fees and expenses in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

     7.2 Periodic Financial Statements. Borrower shall furnish to the
Purchasers:

          (a) Within 45 days after the end of its first three quarterly accounting periods of its fiscal year (i) a consolidated balance sheet of Borrower as at the close of such period; (ii) a consolidated statement of operations for Borrower for such period and for the year to date; (iii) a consolidated statement of cash flows as at the close of such period; (iv) calculations of Adjusted EBITDA and EBITDAR for such quarterly period; and (v) in comparative form, figures for the actual results for the corresponding quarterly and year-to-date periods in the immediately preceding fiscal year ; all in reasonable detail, prepared in accordance with GAAP and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of Borrower.

          (b) On or before the 20th day after each four week accounting period,
(i) a statement of operations for each of the Company's restaurants for such four week period; (ii) a statement of operations for all of the Company's restaurants for such four week period (presented on an aggregated basis); (iii) a calculation of Total Debt as at the close of such four week period; and (iv) in comparative form with respect to the financial information provided pursuant to clauses (i) and (ii) of this Section 7.2(b), figures for the actual results for the corresponding four week and year to date periods in the immediately preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of Borrower.

          (c) Within 45 days after the end of each quarterly accounting period of Borrower's fiscal year, a report that lists (i) all new store openings in such quarter, (ii) the addresses of all new stores (including the county where such store is located), (iii) the consummation of any Permitted Sale/Leaseback and (iv) the total number of shares of the common stock of Borrower redeemed by Borrower, and the total of the redemption prices paid by Borrower, during such quarter.

     7.3 Annual Financial Statements. Borrower shall furnish to the Purchasers within 90 days after the close of each fiscal year a complete annual audit report, including (a) a consolidated balance sheet of Borrower as at the end of such fiscal year; and (b) consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in each case of subsections (a) and (b), in comparative form, corresponding figures for the period covered by the preceding annual audit and as of the end of the preceding fiscal year; all in reasonable detail and prepared in accordance with GAAP and accompanied by an unqualified opinion thereon of Deloitte & Touche, or other independent auditors of recognized national standing selected by Borrower and acceptable to the Purchasers.

     7.4 Quarterly Compliance Certificate. The quarterly and annual financial statements furnished pursuant to Sections 7.2 and 7.3 shall be accompanied by a certificate of the chief financial officer of Borrower:

          (a) No Event of Default. Stating that except as disclosed in the certificate, such officer, after reasonable investigation, has no knowledge of any (i) Event of Default or (ii) Default;

          (b) Financial Ratios. Setting forth, in summary form, calculations showing the financial status of Borrower (at the end of, or, in the case of incurrence tests, during such accounting Period) in respect of the restrictions contained in Section 8.2 hereof; and

          (c) Applicable PIK Rate. Setting forth, in summary form, calculations showing the Rent Adjusted Leverage Ratio for purposes of Section 3.2(b).

     7.5 Notice of Event of Default. In addition to the certificate furnished pursuant to Section 7.4, Borrower shall furnish to the Purchasers, forthwith upon any executive officer of Borrower obtaining knowledge of any Default or Event of Default, a certificate specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof.

     7.6 Auditors' Certificate. The annual audit report called for by Section
7.3 shall be accompanied by a certificate prepared by Borrower's independent auditors stating that except as disclosed in the certificate they have knowledge of any Event of Default or Default which relates to the financial and accounting matters set forth in Sections 8 (excluding Section 8.2(j) (New Restaurant Leverage Ratio)) and 9.

     7.7 Maintenance of Properties and Insurance. Borrower shall at all times maintain in good repair, working order and condition all properties used or useful in the business of Borrower and from time to time will make all appropriate repairs, renewals and replacements thereof and maintain insurance upon its property of such character and amounts as are usually maintained by companies engaged in like business; furnish to the Purchasers, upon request, a statement of its insurance coverage.

     7.8 Inspection. Upon request of the Purchasers, Borrower shall allow any authorized representatives of the Purchasers to visit and inspect any of its properties, to examine and make copies of and from its books of record and account (including electronic records) and to discuss its affairs, finances and accounts with its officers, employees and independent accountants, and shall furnish to the Purchasers any information regarding its business affairs and financial condition within a reasonable time after receipt of a written request therefor. Except (i) as the Purchasers deems it necessary in connection with the enforcement of its rights arising out of any Default or as required by law or with respect to disclosures to regulatory authorities or the independent auditors or counsel or the employees, officers or directors of the Purchasers,
(ii) disclosure to any actual or potential participant or assignee of the Purchasers' rights under this Agreement, or (iii) as consented to by Borrower, the Purchasers will not publish or disclose to any third Person any information gained under any inspection conducted pursuant to this Section 7.8 unless and until such information is or becomes a matter of public knowledge.

     7.9 Payment of Taxes and Claims. Borrower shall promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or upon its income as well as all claims which, if unpaid, might by law become a Lien upon its property; provided, however, that nothing herein contained shall require Borrower to pay any such taxes, assessments or claims so long as Borrower shall in good faith contest the validity of such taxes and assessments, maintain adequate reserves for such claims, and stay the execution and enforcement thereof.

     7.10 Reports, Etc. Borrower shall furnish to the Purchasers copies of all material which Borrower shall send to any class of its security holders or file with the Securities and Exchange Commission or any national securities exchange including, but not limited to, all registration statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, reports on Form 8-K, proxy material and annual reports to shareholders, and any and all amendments thereof or supplements thereto, within 15 days after mailing or filing such materials. The Borrower shall furnish to Purchasers copies of all material which Borrower shall send to Senior Lender (unless separately furnished to Purchasers).

     7.11 Preservation of Corporate Existence, Etc.; Business. Subject to the provisions of Section 8.1(d) hereof, Borrower shall, at all times preserve and keep in full force and effect its corporate existence, rights and franchises. Borrower will engage primarily in a business of the same general character as that now conducted.

     7.12 Compliance with Laws, Etc. Borrower shall comply in all material respects with all statutes, laws, ordinances and governmental rules, regulations and orders to which it is subject or which are applicable to its business, properties and assets.

     7.13 Books and Records. Borrower shall keep adequate records and books of account in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions.

     7.14 Notice of Litigation. Borrower shall notify the Purchasers in writing promptly of any litigation, arbitration proceeding or administrative investigation, inquiry or other proceeding to which Borrower is or hereafter may become a party which may involve any risk of any material judgment or liability which would exceed the amounts covered by insurance by $100,000 or more or which may otherwise result in any materially adverse change in the business or assets or in the condition (financial or otherwise) of Borrower or which may impair the ability of Borrower to perform this Agreement.

     7.15 ERISA. Borrower shall comply in all material respects with the applicable provisions of ERISA. Borrower shall furnish to the Purchasers (a) as soon as possible, and in any event within one Banking Day after any executive officer of Borrower knows or has reason to know that any Reportable Event (as described in ERISA) with respect to any plan of Borrower has occurred, a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation, (b) promptly after filing with the Internal Revenue Service, copies of each annual report with respect to each plan subject to ERISA, (c) promptly upon filing with the Pension Benefit Guaranty Corporation, a copy of any notice from Borrower or the administrator of any such plan to the Pension Benefit Guaranty Corporation that any such plan is to be terminated, (d) promptly after receipt thereof, a copy of any notice Borrower, any such plan or the administrator of any such plan may receive from the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee to administer any such plan, (e) promptly after receipt thereof, a copy of any notice Borrower or the administrator of such plan may receive from the Internal Revenue Service relating to the disqualification of any previously qualified plan, and (f) promptly after any executive officer of Borrower knows or has reason to know that Borrower will be involved in a withdrawal or partial withdrawal from a multiemployer plan, a statement to that effect and setting forth the details of such withdrawal or partial withdrawal, including the estimated liability of Borrower with respect thereto.

     7.16 Performance of Contracts. Borrower shall perform and comply with all of its agreements if non-performance thereof could, individually or in the aggregate, materially adversely affect the business or credit of Borrower or could impair the ability of Borrower to perform this Agreement, the Notes or any of the Transaction Documents.

     7.17 Environmental Matters. If at any time Borrower obtains notice that any real property owned by, leased to or operated by Borrower has located therein Hazardous Materials, Borrower shall, within 30 days after receipt of such notice, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all Environmental Laws.

     7.18 Management. Borrower shall retain Todd B. Barnum in the capacity of Chairman of the Board and Chief Executive Officer of Borrower, or Mr. Barnum shall have been replaced by an individual performing similar duties who shall be satisfactory to the Purchasers within 180 days from the date Mr. Barnum shall cease to function in such capacity.

     7.19 Insurance. The Borrower shall maintain and keep in full force and effect general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person, business interruption insurance, food-borne illness coverage, product liability insurance, and such other insurance policies, in each case of the kinds and in the amounts customarily insured against by similarly situated Persons in the same or similar lines of business, with insurers reasonably satisfactory to the Purchasers.

     7.20 Board Information Rights. The Borrower shall (i) give the Purchasers notice of all meetings (including regularly scheduled meetings, special meetings and emergency meetings) and other activities of the Board of Directors (or comparable governing body) of the Borrower and each of its Subsidiaries and all committees thereof, at the same time and in the same manner as furnished to directors, (ii) provide the Purchasers with all material notices, documents and information furnished to directors whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time and in the same manner as furnished to such directors, (iii) provide the Purchaser with copies of the minutes of all such meetings at the time and in the same manner such minutes are furnished to directors, (iv) cause regularly-scheduled meetings of directors to be held no less frequently than quarterly, and (v) within ten (10) Banking Days of any such meeting, make available to the Purchasers, either by phone or in person, at a mutually agreeable time, Borrower's executive officers and chairman of the board to discuss agenda items at the most recent board meeting and other items relevant to the Borrower or the Notes with the Purchasers. The Borrower shall pay the reasonable out-of-pocket costs and expenses of the Purchasers in connection with the attendance by up to (and not more than) two representatives of the Purchasers at any management meetings pursuant to clause (v) above; provided, however, that the amount of such costs and expenses shall not exceed $1,000 per representative for each management meeting.

     7.21 Subsidiaries. Borrower at all times will own one hundred percent (100%) of the Capital Stock and any other equity interests of all of its direct Subsidiaries.

     7.22 Notices Relating to Transactions. The Borrower shall promptly provide the Purchasers with copies of all amendments, consent letters, waivers or modifications to, and any material notices or reports provided by any Person to Borrower pursuant to the terms of or in connection with, any Senior Debt Document, or Borrower's charter, bylaws or other similar formation document, or by Borrower to any such Person; without limiting the foregoing, the Borrower agrees to notify the Purchasers of the effective date and amount of any prepayment pursuant to the Senior Credit Agreement.

     7.23 Notice of Suits, Adverse Changes in Business and Defaults. The Borrower shall, as soon as possible, and in any event within three (3) Banking Days after it learns of any of the following, give written notice (and, if applicable, a copy of any relevant notice or other information) to the Purchasers of:

          (a) any change in the business, assets or condition, financial or otherwise, of the Borrower, its Subsidiaries and its Permitted Restaurant Partnerships which can reasonably be expected to have a Material Adverse Effect;

          (b) the occurrence of any "Event of Default" as defined in any of the Senior Debt Documents (without regard to any waiver, consent or other forbearance thereof);

          (c) the occurrence of any default under any other Indebtedness, material lease, contract or other agreement to which any of the Borrower, any of its Subsidiaries or Permitted Restaurant Partnerships is a party; and

          (d) receipt of any significant report or written communication submitted to the Borrower, any of its Subsidiaries or Permitted Restaurant Partnerships by its accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems; provided, however that the Borrower shall provide a copy of any comment letters delivered to management and all responses thereto within 120 days after the end of each fiscal year of the Borrower.

     7.24 New Subsidiaries. Borrower shall cause all Subsidiaries that are formed after the date hereof to execute a Subsidiary Guaranty in favor of the Purchasers, in form and substance satisfactory to the Purchasers.

     7.25 Compliance with Anti-Terrorism Orders. The Borrower represents, warrants and agrees that neither the Borrower nor any of its Subsidiaries or Affiliates is or will be an entity or Person (i) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (herein referred to as "EO13224"), (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designed National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf), or (iii) whose name appears on any other such list issued pursuant to EO13224. (Any and all parties or Persons described in subparts (i) through (iii) above are herein referred to as "Prohibited Persons.") The Borrower covenants and agrees that neither the Borrower nor any of its Subsidiaries or Affiliates will (i) conduct any business, nor engage in any transaction or dealing with any Person known by the Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of funds, goods, or services to or for the benefit of a Prohibited Person, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. The Borrower further covenants and agrees to immediately notify the Purchasers if the Borrower has knowledge that it has not fully complied with the representations and covenants made in this Section 7.25. The Borrower agrees to deliver from time to time to the Purchasers any such certification or other evidence as may be requested by the Purchasers confirming that the Borrower has fully complied with this Section 7.25.

     7.26 Notice of Amendment of Senior Debt Documents. The Borrower shall not, and shall not permit any Subsidiary or Permitted Restaurant Partnership to (a) enter into any amendment of any Senior Debt Document without providing the Purchasers with advance written notice of the proposed terms of such amendment not less than five (5) Banking Days prior to the making of such amendment, and
(b) without the prior written consent of the Purchasers, shall not enter into any amendment of the Senior Credit Agreement, or in any other manner modify or supplement or alter by agreement or waiver, the Senior Credit Agreement, the purpose of which is (i) a permanent reduction of any revolving credit facility provided under the Senior Credit Agreement or (ii) violative of Section 8.10 hereof.

     7.27 Financial Assistance to Senior Lender. In the event that any Affiliate of the Borrower establishes or issues a guarantee, letter of comfort or other financial or credit support (other than grants of security interests in or liens on or pledges of collateral) to the Senior Lender in respect of the Senior Debt, the Borrower shall cause such Affiliate to, promptly establish or issue a guarantee, letter of comfort or other financial or credit support to the Purchasers pursuant to documentation substantially identical to the documentation executed in favor of the Senior Lenders (on a basis subordinated to the Senior Debt if required by the Senior Lender).

          SECTION 8. NEGATIVE COVENANTS.

     Until all Notes and other sums due and owing under this Agreement to the Purchasers have been paid, Borrower covenants and agrees as follows.

     8.1 Restrictions. Borrower will not either directly or indirectly:

          (a) Liens. Create, assume, or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind (collectively, "Liens") upon any of its property or assets, whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income, except:

               (i) Liens securing taxes, assessments, fees or other governmental charges or levies or securing the claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not at the time required by Section 7.9;

               (ii) Liens incurred or deposits made in the ordinary course of business (A) in connection with workers' compensation, unemployment insurance, social security and other similar laws, or (B) to secure the performance of bids, tenders, sales, contracts, public or statutory obligations, surety, customs, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the purchase price of property;

               (iii) Attachment, judgment and other similar Liens arising in connection with court proceedings that do not constitute a Default under
     Section 10(h), provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are currently being contested in good faith by appropriate proceedings and as to which Borrower shall have set aside on its books adequate reserves in accordance with GAAP;

               (iv) Easements, rights of way, restrictions, leases (including restrictions in leases), installations of public utilities, title imperfections and restrictions, reservations in land patents, zoning ordinances and other similar encumbrances affecting real or tangible personal property, which in the aggregate do not materially detract from the value of such property or materially impair its use in the operations of the business of Borrower taken as a whole;

               (v) Liens securing purchase money obligations respecting personal property of Borrower so long as such Liens apply only to such personal property being purchased or leased and not otherwise subject to the Lien securing repayment of the Senior Debt, provided that the aggregate amount of the obligations at any time outstanding secured by such Liens shall not exceed $5,000,000, provided that the amount of the obligations at any time outstanding secured by such Liens permitted by this Section 8.1(a)(v) shall not exceed $350,000 with respect to any restaurant;

               (vi) Other Liens existing on the date hereof to the extent shown in Schedule 8.1(a)(vi) attached hereto;

               (vii) Liens securing the repayment of the Senior Debt;

               (viii) Liens related to Indebtedness incurred in a Permitted Sale/Leaseback; and

               (ix) Liens securing obligations with respect to capital leases; provided that the aggregate amount of the obligations at any time outstanding secured by such Liens shall not exceed $1,500,000.

          (b) Subsidiaries. Create or suffer to exist any Subsidiaries other than those listed on Schedule 6.13 hereof unless such Subsidiaries sign the appropriate documentation subjecting each such Subsidiary to the terms and conditions of the Subsidiary Guaranty pursuant to Section 7.24 hereof.

          (c) Contingent Liabilities. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any one or more Persons if the amount of all such guaranties, endorsements, and other contingent Liabilities at any one time outstanding exceeds $100,000 or become a general partner in any partnership other than a Permitted Restaurant Partnership.

          (d) Merger, Consolidation and Sale of Assets; Change of Control; Change of Management. Merge or consolidate with any other Person, or liquidate, or sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) any assets the value of which exceeds $500,000 in the aggregate in any fiscal year, other than (x) obsolete equipment no longer used or useful in the conduct of business, (y) pursuant to a Permitted Sale/Leaseback with an Approved Sale/Leaseback Creditor or (z) a Permitted Restaurant Closure. "Permitted Restaurant Closure" means, the closing of an underperforming restaurant, provided, however that (A) the cash costs incurred in connection with all Permitted Restaurant Closures shall not exceed $500,000 in the aggregate in any fiscal year, and (B) the net proceeds received by the Borrower in connection with Permitted Restaurant Closures in excess of $500,000 in the aggregate in any fiscal year shall be used to repay the Term Loan (as defined in the Senior Credit Agreement as of the date hereof) or, if the Senior Lenders elect not to apply all of the net proceeds to the Term Loan or if the net proceeds exceed the then outstanding obligations with respect to the Term Loan, then that portion of the net proceeds not applied to the Term Loan shall prepay the Notes pursuant to Section 3.1(c)(ii). Borrower shall not suffer a Change of Control to occur. "Change of Control" means that the individuals serving as the officers and the Board of Directors of Borrower as of the date of this Agreement fail to own at least 30% of the outstanding common stock of Borrower or the replacement of a majority of the Board of Directors of Borrower from the directors who constituted the Board of Directors on the date of this Agreement, for any reason other than death, retirement or disability, and such replacement shall not have been approved by the Board of Directors of Borrower as constituted on the date of this Agreement (or as such Board of Directors has been changed over time with the approval of the then-existing Board of Directors of Borrower), provided that the Directors must include Todd B. Barnum and William C. Niegsch, Jr., in each case without the prior written consent of Purchasers. Without the prior written consent of the Purchasers, Borrower shall not suffer a change in management of Borrower such that Todd B. Barnum is no longer the

Chairman of the Board of Directors and William C. Niegsch, Jr. is no longer an officer of Borrower.

          (e) Sale and Leaseback. Enter into any agreement with any Person providing for the leasing by Borrower of real or personal property which has been or is to be sold or transferred by Borrower to such Person or of real or personal property intended to be used for substantially the same purpose as the property sold or transferred by Borrower; provided, however, that any future sale and leaseback transaction with Franchise Finance Corporation of America, General Electric Capital Corporation or any other creditor that issues a commitment (in form and substance satisfactory to the Purchasers) to provide sale/leaseback financing to Borrower (an "Approved Sale/Leaseback Creditor") shall be deemed to be permitted hereunder if it meets all the following conditions: (1) no Default or Event of Default exists hereunder or would exist after giving effect to such transaction and (2) Borrower has received reasonably equivalent value in the transaction (a "Permitted Sale/Leaseback"). Notwithstanding the foregoing, Borrower shall not invest more than $100,000 for any new restaurant opened pursuant to a sale and leaseback transaction prior to the Borrower receiving a commitment from a third party to purchase such new restaurant for at least $2,000,000 and subject to market lease terms.

          (f) Accounts Receivable. Discount or sell any of its notes or accounts receivable.

          (g) Investments. Acquire or purchase the assets of any Person or acquire or purchase the outstanding securities of any Person, or make any additional investments in or capital contributions to any Person; provided, however, that this prohibition shall not apply to the following: (i) purchases of (A) U. S. Government securities directly or pursuant to repurchase agreements with the Purchasers, (B) certificates of deposit of the Senior Lenders and (C) commercial paper rated A-1 or P-1 if all of such investments have a maturity of one year or less; or (ii) any acquisitions and purchases by the Borrower of securities issued by, and other investments by the Borrower in, or capital contributions by the Borrower to, a Permitted Restaurant Partnership.

          (h) Loans and Advances. Make any loans or advances in excess of an aggregate of $100,000 at any one time outstanding.

          (i) Payments on Subordinated Debt. Borrower will not make, or permit any Subsidiary or Affiliate to make, any principal payment of or interest payment on, or purchase or acquire, or prepay, any Subordinated Debt, except in accordance with the provisions of the subordination thereof; or permit any notes or agreements evidencing Subordinated Debt, or any subordination agreement executed in connection therewith, to be modified or amended or any agreement or consent to be given thereunder whereby (i) any provisions thereof relating to the subordination thereof to the Notes are waived, modified or discharged, or
(ii) there is any acceleration of the maturities therein provided.

     8.2 Financial Ratios. Borrower will not:

          (a) Current Ratio. Permit the ratio of Current Assets to Current Liabilities at any time to be less than 0.30 to 1.

          (b) Liabilities/Tangible Net Worth Ratio. Permit the ratio of Liabilities to Tangible Net Worth to be greater than the following for each Fiscal Period ending during the periods indicated below:

Closing Date through and including 10/29/06   5.75 to 1.00

10/30/06 through and including 10/28/07       5.60 to 1.00

10/29/07 and thereafter                       5.20 to 1.00

          (c) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio shall be equal or greater than the following for each of the Fiscal Periods ending during the periods indicated below:

Closing Date through and including 2/17/08   1.00 to 1.00

2/18/08 through and including 10/26/08       1.05 to 1.00

10/27/08 and each Fiscal Period thereafter   1.15 to 1.00

          (d) "Fixed Charge Coverage Ratio" means, for Borrower during the Fiscal Period being measured, the quotient of (a) the difference of (i) Adjusted EBITDA minus (ii) during the Fiscal Period this ratio is being measured, Store Capital Expenditures divided by (b) the sum of (x) current maturities of all Indebtedness, including capitalized lease obligations plus (y) Cash Interest Expense. "Store Capital Expenditures" means the actual Capital Expenditures on restaurants during the Fiscal Period that have been open for 12 months or more. "Cash Interest Expense" means for any Fiscal Period, total interest expense obligations of the Borrower for such period required to be paid in cash in respect of all outstanding Indebtedness, without regard to any waiver, consent or other forbearance with respect thereto, whether paid, accrued, expensed or capitalized (except for construction period interest), and includes without limitation, all such cash obligations in the form of commissions, discounts, commitment fees and other fees and charges owed in respect of such Indebtedness, including that portion of any lease payment under a capitalized lease obligation which would be treated as interest under GAAP, and interest on Indebtedness used to finance working capital.

          (e) Total Debt to Adjusted EBITDA. Permit the ratio of (a) Borrower's Indebtedness including any Subordinated Debt (the "Total Debt") during the Fiscal Period being measured to (b) Borrower's Adjusted EBITDA during the Fiscal Period being measured to be greater than the following for the dates indicated:

Closing Date through and including 10/29/06   4.00 to 1.00

10/30/06 through and including 10/28/07       3.75 to 1.00

10/29/07 and each Fiscal Period thereafter    3.50 to 1.00

          (f) Tangible Net Worth. Permit its Tangible Net Worth as at the end of any Fiscal Period to be less than (i) $11,000,000 (the "Base Amount") from the date hereof through and including October 29, 2006 and (ii) thereafter, the Base Amount plus the Additional

Amount. The "Additional Amount" means $750,000 multiplied by the number of whole fiscal years elapsed since October 29, 2006 as at the end of the Fiscal Period being measured.

          (g) Trailing Twelve Months Adjusted EBITDA. Permit Borrower's Adjusted EBITDA for the quarter ended (plus the three immediately preceding fiscal quarters) to be less than the following for the dates indicated:

As of 5/14/06                                    $8,500,000

As of 8/6/06 and 10/29/06                        $9,000,000

As of the end of each Fiscal Period thereafter   $9,500,000

          (h) Senior Debt to Adjusted EBITDA. Permit the ratio of (i) Borrower's Indebtedness less the then outstanding principal amount of the Notes and any Subordinated Debt (the "Senior Debt") during the Fiscal Period being measured to
(ii) Borrower's Adjusted EBITDA during the Fiscal Period being measured to be greater than the following for the dates indicated:

Closing Date through and including 10/29/06   2.90 to 1.00

10/30/06 through and including 10/28/07       2.75 to 1.00

10/29/07 and each Fiscal Period thereafter    2.50 to 1.00

          (i) Rent Adjusted Leverage Ratio. Permit the Rent Adjusted Leverage Ratio to be greater than the following for the dates indicated:

Closing Date through and including 8/6/06    6.75 to 1.00

8/7/06 through and including 10/29/06        6.50 to 1.00

10/30/06 through and including 8/5/07        6.35 to 1.00

8/6/07 through and including 10/26/08        6.25 to 1.00

10/27/08 and each Fiscal Period thereafter   6.00 to 1.00

"Rent Adjusted Leverage Ratio" shall mean the sum of the Total Debt (as defined in Section 8.2(e) hereof) of Borrower plus the product of Borrower's Rental Expense multiplied by eight (8), as such sum is divided by EBITDAR. "EBITDAR" means Adjusted EBITDA plus Rental Expense of Borrower.

          (j) New Restaurant Leverage Ratio. Upon the making of any new restaurant commitment, the difference between the New Restaurant Leverage Ratio and the Existing Restaurant Leverage Ratio shall not exceed 0.50 to 1.00. For these purposes, "New Restaurant Leverage Ratio" shall be equal to the quotient of (X) the sum of (a) Total Debt and (b) the anticipated net cost (i.e., gross investment less contractual landlord funding obligations, excluding any such landlord funding obligations if the landlord is in default with respect to all or any portion of its obligations with respect thereto) of all un-built and committed restaurants and (Y) Adjusted EBITDA; and "Existing Restaurant Leverage Ratio" shall be equal to the quotient of (X) Total Debt and
(Y) Adjusted EBITDA.

          (k) Store Capital Expenditures. The Borrower will not permit the aggregate amount of payments made for Store Capital Expenditures of the Borrower and its Subsidiaries on a consolidated basis to exceed $4,500,000 in any fiscal year.

     8.3 Dividends and Distributions. Borrower will not declare or pay any dividends on, or make any distribution with respect to, any shares of Capital Stock of Borrower of any class.

     8.4 Transactions with Affiliates. Except as described on Schedule 8.4, Borrower will not enter into any transaction, including, without limitation, the purchase, sale or exchange of any property or the rendering of any service, with any Affiliate of Borrower, except for compensation of employees and directors in the ordinary course of business consistent with past practice, and reimbursement for travel expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of $100,000 in the aggregate at any one time outstanding.

     8.5 Limitation on Store Openings; Notice of Store Openings. The Borrower shall not enter into commitments to open more than (a) three new stores during calendar year 2006, (b) five new stores during calendar year 2007 and (c) seven new stores during calendar year 2008.

     8.6 Cancellation of Indebtedness. Borrower not shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.

     8.7 Limitation on Other Borrowing. Incur, create, assume or permit to exist any Indebtedness other than (a) Indebtedness to the Purchasers pursuant to this Agreement, (b) the Senior Debt (including any Permitted Refinancing, as defined in the Senior Debt Subordination Agreement), (c) other Indebtedness existing on the Closing Date which is listed on Schedule 6.12, (d) advances made from the Borrower to any Subsidiary in the ordinary course of business, (e) Indebtedness secured by Liens permitted by Sections 8.1(a)(v), 8.1(a)(vi) and 8.1(a)(ix), (f) other unsecured Indebtedness in an amount not to exceed $3,000,000 at any time outstanding and (g) Indebtedness incurred by a Permitted Restaurant Partnership. The Borrower shall not and shall not permit any Subsidiary or Affiliate to purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any Indebtedness except upon the repurchase or prepayment of the Notes in accordance with the terms of Section 3.2 or the repurchase of prepayment of the Senior Debt in accordance with Section 1.5 of the Senior Credit Agreement. The Borrower will promptly cancel all Senior Debt acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Senior Debt and no Notes may be issued in substitution or exchange for any such Senior Debt.

     8.8 Limitation on Acquisition or Issuance of Capital Stock. Purchase, acquire, redeem, retire, issue or sell, or make any commitment to purchase, acquire, redeem, issue or sell any Capital Stock, whether now or hereafter outstanding, except that (a) the Borrower may issue or sell shares of common stock that are not Disqualified Stock and (b) the Borrower may repurchase or redeem common stock in an amount not to exceed $1,000,000 in the aggregate, provided that prior to the date that is one year from the Closing Date, the Borrower may not pay more than $250,000 in the aggregate in respect of such repurchases or redemptions.

     8.9 Limitation on Changes in Accounting Methods. Make or consent to a material change in their method of accounting unless such change is required by GAAP; provided, however, that if any such change would affect the calculation of any of the financial covenants contained in this Agreement, Borrower shall continue to provide financial statements without such change for the purpose of calculating compliance with the financial covenants until such time as the financial covenants are adjusted by agreement of Borrower and the Purchasers to take into account such change required by GAAP.

     8.10 Transaction Documents. Enter into any amendment of any Senior Debt Document, or in any other manner modify or supplement or alter by agreement or waiver, any Senior Debt Document, other than any amendment, modification, supplement or alteration of the Senior Debt Documents as permitted by the Senior Debt Subordination Agreement.

     8.11 Other Amendments. The Borrower shall not amend, modify or change, whether by amendment, merger, operation of law or otherwise, its certificate or articles of incorporation or other charter documents (including, without limitation, by the filing or modification of any certificate of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or amend or modify any agreement entered into by it with respect to its Capital Stock or other equity interests, in each case in a manner that is adverse to the Notes.

     8.12 No Inconsistent Agreements. The Borrower shall not enter into any contractual obligation or any amendment or other modification to any currently existing contractual obligation, which by its terms restricts or prohibits the ability of Borrower to pay the principal of or interest on the Notes or prohibits the ability of Borrower or to fully satisfy all of its obligations under the Transaction Documents.

          SECTION 9. SUBORDINATION.

     Purchasers covenant and agree that the Indebtedness evidenced by the Notes shall be subordinate and junior in right of payment to the Senior Debt, in the manner and to the extent set forth in the Senior Debt Subordination Agreement.

          SECTION 10. EVENTS OF DEFAULT AND REMEDIES.

     If any of the following events ("Events of Default") shall occur and be continuing:

          (a) Principal Payments. Borrower shall default in the payment of the principal of the Notes when and as the same shall become due and payable, after having received written notification of such payment being due, whether at the due date thereof or by acceleration or otherwise;

          (b) Interest Payments and Fees. Borrower shall default in the payment of interest on the Notes when and as the same shall become due and payable, whether at the due date thereof or by acceleration or otherwise, provided such default shall continue for a period of 10 days;

          (c) Representations and Warranties. Any representation or warranty made by Borrower in this Agreement or in connection with any Notes hereunder, or in any Purchaser Document, agreement, report, certificate, financial statement, or other instrument furnished in connection with this Agreement or the Notes hereunder shall prove to be false or misleading in any material respect;

          (d) Negative and Other Covenants. Borrower shall fail to observe or perform any covenant, condition or agreement in Sections 7.2(a), 7.2(c), 7.3 through 7.6, 7.8, 7.11, 7.18, 7.20 through 7.23, 7.26 and 8 of this Agreement;

          (e) Other Covenants. Borrower shall fail to observe or perform any covenant, condition or agreement (other than those referred to in clause (d) above) to be observed or performed pursuant to the terms hereof or the terms of any Purchased Document, provided such default. if susceptible to cure, shall continue unremedied for 30 days after written notice thereof to Borrower by the Purchasers; provided, further, however, that with respect to a failure to observe or perform any covenant, condition or agreement in Section 7.2(b), such default, if susceptible to cure, shall continue unremedied for 15 days after written notice thereof to Borrower by the Purchasers;

          (f) Cross Default. (i) Borrower or any Subsidiary shall default with respect to the payment of any Indebtedness other than Indebtedness represented by the Notes and the Senior Debt, or (ii) any event or condition shall occur which enables the holder of any Indebtedness (other than Indebtedness represented by the Notes and the Senior Debt) or any Person acting on such holder's behalf to accelerate the maturity thereof, or (iii) the holder of any Indebtedness other than Indebtedness represented by the Notes and the Senior Debt shall accelerate the maturity of such Indebtedness; provided no Default under this Section 10(f) shall be deemed to occur where the amount, individually or in the aggregate, of such Indebtedness does not exceed $200,000;

          (g) Cross Acceleration to Senior Debt. All or any portion of the Senior Debt shall become due and payable prior to the stated maturity thereof; provided, however, that the Purchasers shall rescind any acceleration of the Notes if (i) the acceleration of the Notes is due solely to an Event of Default under this Section 10(g), (ii) the Senior Lenders have rescinded such accelerated maturity of the Senior Debt and the Purchasers shall have received written notice thereof within seven (7) Banking Days of such Event of Default,
(iii) no other Event of Default has occurred during such seven (7) Banking Day period, (iv) within one (1) Banking Day of such seven (7) Banking Day period, the Borrower makes any and all past due payments with respect to the Notes (excluding any payment due to the acceleration of the Notes hereunder) and (v) such rescission by the Purchasers would not prejudice or otherwise adversely impact the Purchasers' rights with respect to the Notes vis-a-vis the rights of any other Indebtedness or other obligations of the Borrower;

          (h) Judgments. One or more judgments from which no appeal may be taken or with respect to which the time to appeal has expired for the payment of money aggregating $200,000 or more shall be rendered against Borrower and/or any Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which the execution shall not be effectively stayed;

          (i) Bankruptcy, Etc. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for it or for any of its property; (ii) admit in writing its inability to pay its debts as they mature;
(iii) make a general assignment (whether to any receiver, trustee, custodian or other assignee) for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent; (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken by Borrower for the purpose of effecting any of the foregoing; or (vi) or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company or any of its Subsidiaries and the Company or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within 45 days following the filing thereof;

          (j) Reorganization, Receiver, Etc. Any petition or application seeking reorganization of Borrower or appointing a receiver, trustee or liquidator of Borrower or of all or a substantial part of the assets thereof shall be filed or any such case or other proceeding shall be commenced against the Borrower and the Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within 45 days following the filing thereof;

          (k) ERISA. A Reportable Event (as defined in ERISA) shall have occurred with respect to any Plan (as defined therein) and, within 30 days after the reporting of such Reportable Event to the Purchasers, the Purchasers shall have notified Borrower in writing that (i) it has made a determination that, on the basis of such Reportable Event, there are reasonable grounds for the termination of such Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such Plan; and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any Plan;

          (l) Lien. A notice of Lien, levy or assessment is filed or recorded with respect to any material portion of the assets of Borrower by any party, or action is taken or commenced by any Governmental Authority on account of any taxes or debts owing at any time or times hereafter which results in a Lien upon any material portion of the assets of Borrower;

          (m) Seizure of Assets. Any material portion of the assets of Borrower is attached, seized, subjected to a writ or distress warrant, or is levied upon;

          (n) Subsidiary Guaranty. Any Subsidiary Guaranty shall cease to be in full force and effect, or any Subsidiary shall so assert; or any Subsidiary shall fail to execute and deliver a Subsidiary Guaranty upon request of the Purchasers;

          (o) Material Damage to Assets. There shall occur any material damage to, or loss, theft or destruction of, any material assets of any of Borrower, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than 10 consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any of Borrower if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; and

          (p) License. There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit, qualification or contract right now held or hereafter acquired by Borrower if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect.

     then (i) the Purchasers at any time thereafter during the continuance of any such Event of Default specified above (other than in Section (i) or (j)), may, by written notice to Borrower, declare the entire principal amount of the Notes together with the applicable premium set forth in the table in Section 3.1(a) to be due and payable forthwith, whereupon the Notes, including all principal and interest, premium (if any) and all other amounts payable hereunder or under any Purchaser Document shall forthwith become due and payable; and (ii) automatically upon the occurrence of any of the events specified in Section (i) or (j) the Notes, including all principal and interest and all other amounts payable hereunder or under any Purchaser Document shall become immediately due and payable, in either case without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes or the Purchaser Documents to the contrary notwithstanding.

          SECTION 11. ASSIGNMENTS/PARTICIPATIONS.

     11.1 Assignment by Borrower. Borrower may not assign its rights or obligations hereunder or under the Notes without the prior written consent of the Purchasers.

     11.2 Assignments by the Purchasers. The Purchasers may assign all or any portion of the Notes without the prior consent of Borrower; provided, however, that for as long as no Default or Event of Default has occurred and is continuing, a Purchaser may only assign a portion the Notes then held by it if the principal amount being assigned is equal to or greater than $1,000,000 (it being understood that a Purchaser may assign the remaining principal amount of the Notes then held by such Purchaser if the amount thereof is less than $1,000,000).

     11.3 Participations. The Purchasers may sell or agree to sell to one or more other Persons a participation in all or any part of any Notes held by it or any Note made or to be made by it; provided, however, that none of such Persons shall be considered a Purchaser.

     11.4 Information. Upon the request of the Purchasers, Borrower shall furnish any information concerning Borrower required to be furnished under this Agreement to assignees and participants (including prospective assignees and participants); provided, however, that Borrower shall not be required to furnish any information to more than seven (7) Persons.

          SECTION 12. DEFINITIONS.

     12.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified.

     "Accrual Period" is defined at Section 3.1(b).

     "Adjusted EBITDA" means, with respect to any period, the sum of (1) net income plus (2) non-cash Impairment Charges, plus (3) cash payments made in respect of the termination or buy-out of real property leases in connection with Permitted Restaurant Closures in an amount not to exceed $500,000, plus (4) non-recurring charges, to the extent reflected in net income and as agreed to by Purchasers (provided that the Purchasers' agreement shall not be required for any such non-cash non-recurring charges reflected in net income), plus (5) amortization and depreciation plus (6) interest expense plus (7) income tax expense plus (8) cash operating losses at restaurants that were closed in connection with Permitted Restaurant Closures in an amount not to exceed $400,000, minus (9) non-recurring gains, to the extent reflected in net income. The parties agree that, for purposes of Section 8.2 hereof, Adjusted EBITDA for the Borrower's fiscal quarter (i) ended May 15, 2005 is $2,390,201; (ii) ended August 7, 2005 is $2,350,398; (iii) ended October 30, 2005 is $1,925,346; and
(iv) ended February 19, 2006 is $3,703,667.

     "Affiliate" with respect to any Person shall mean each Person that directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or is under common control with such Person.

     "Agreement" is defined in the preamble.

     "Approved Sale/Leaseback Creditor" is defined in Section 8.1(e).

     "Banking Days" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of the Purchasers are closed.

     "Base Amount" is defined at Section 8.2(f).

     "Borrower" is defined at the Introduction.

     "Borrower Transactions" shall mean those transactions to be consummated by Borrower under the Transaction Documents.

     "Capital Expenditures" shall mean, as to any Person, for any period, expenditures (including the aggregate amount due under capital leases incurred during such period but excluding such amounts under capital leases of assets as to which inclusion of which would cause such amount to be double counted for such period) made by such Person to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, computed in accordance with GAAP.

     "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership or equity interests in a Person other than a corporation (including partnership interests and limited liability company interests), and any and all warrants, options, conversion rights or other rights to obtain any of the foregoing.

     "Cash Rate" is defined at Section 3.2(a).

     "Change of Control" is defined at Section 8.1(d).

     "Closing Date" means May 5, 2006.

     "Copyright License" means any and all rights now owned or hereafter acquired by Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

     "Copyrights" means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

     "Costs and Expenses" is defined at Section 13.12.

     "Current Assets" shall mean all assets which may properly be classified as current assets in accordance with GAAP.

     "Current Liabilities" shall mean all Liabilities as may properly be classified as current liabilities in accordance with GAAP and shall include the amount of all Indebtedness which is due within the next twelve months.

     "Default" shall mean any condition or event which constitutes an Event of Default or which would become an Event of Default with the giving of notice or lapse of time or both (unless cured or waived).

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year following the date of indefeasible payment in full by Borrower of the Notes and all amounts due and payable to the Purchasers hereunder, (b) is convertible into or exchangeable for (i) debt securities or
(ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the date that is one year following the following the date of indefeasible payment in full by Borrower of the Notes and all amounts due and payable to the Purchasers hereunder, or (c) is entitled to receive a dividend or distribution on or prior to the date that is one year following the date of indefeasible payment in full by Borrower of the Notes and all amounts due and payable to the Purchasers hereunder, or (d) has the benefit of any covenants or agreements that restrict the payment of the Notes or that restrict, in any material way, the operations or business of the Borrower.

     "EBITDAR" is defined at Section 8.2(i).

     "Environmental Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Rivers and Harbors Act of 1899, 33 U.S.C. Section 401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, as amended ("CERCLA") 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. Section 3808 et seq.; and their counterparts under state and any local law.

     "Environmental Notice" shall mean any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or other Governmental Authority, concerning any intentional or unintentional act or omission which involves management of Hazardous Substances on or off the property of Borrower, or concerning any alleged violation of or responsibility under Environmental Laws, in each case which reasonably could be expected to result in a material liability to Borrower or the imposition of a Lien on any property of Borrower.

     "EO13224" is defined at Section 7.25.

     "ERISA" is defined at Section 6.8.

     "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

     "Events of Default" is defined at Section 10.

     "Existing Restaurant Leverage Ratio" is defined at Section. 8.2(j).

     "Fiscal Period" for purposes of calculating the ratios, the period will end on each fiscal quarter end date, and will include the immediately preceding four fiscal quarters.

     "Fixed Charge Coverage Ratio" is defined at Section 8.2(d).

     "GAAP" shall mean generally accepted accounting principles, in all cases consistently applied in conformity with the accounting methods and practices used in connection with the preparation of Borrower's audited financial statements for the twelve months ended October 30, 2005.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Hazardous Materials" is defined at Section 6.18.

     "Impairment Charges" shall mean impairment charges determined in accordance with GAAP.

     "Indebtedness" shall mean with respect to any Person, without duplication,
(a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six months or more, but excluding obligations to trade creditors incurred in the ordinary course of business unsecured and that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capitalized lease obligations and the present value of future rental payments under synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, that Indebtedness shall not include any Capital Expenditures which qualify for a Permitted Sale/Leaseback with an Approved Sale/Leaseback Creditor.

     "Initial PIK Rate" is defined at Section 3.2(b)(i).

     "Intellectual Property" means any and all Licenses, Patents, Copyrights and Trademarks.

     "Liabilities" as applied to any Person, shall mean (a) all items (except items of capital stock of capital surplus, of general contingency reserves or of retained earnings and amounts attributable to minority interest, if any) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Liabilities are to be determined, including specifically capitalized lease obligations and the reimbursement obligations under a Letter of Credit and
(b) all obligations secured by any Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the obligations secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements).

     "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

     "Liens" are identified at Section 8.1(a).

     "Material Adverse Effect" means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower, taken as a whole, (b) the validity or enforceability of this or any of the other Purchaser Documents or (d) the rights or remedies of the Purchasers hereunder or under any of the other Purchaser Documents.

     "Maximum Accrual" is defined at Section 3.1(b)(iii).

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

     "Net Income" shall mean for any period the net income (loss) of Borrower incurred during such period as determined in accordance with GAAP.

     "New Restaurant Leverage Ratio" is defined at Section. 8.2(j).

     "Notes" is defined at the Introduction.

     "OFAC" is defined at Section. 7.25.

     "Patent License" shall mean rights under any written agreement now owned or hereafter acquired by any Borrower granting any right with respect to any invention on which a Patent is in existence.

     "Patents" means all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

     "Permitted Restaurant Closure" is defined at Section 8.1(d).

     "Permitted Restaurant Partnership" shall mean (a) the limited partnership described on Schedule 6.13, provided, however, that the Indebtedness of such partnership does not exceed $1,000,000 at any one time outstanding; and (b) those partnerships and limited liability companies established to own and operate one or more Max & Erma's restaurants (other than the partnership reflected in Schedule 6.13) as long as (i) the partnerships are consolidated into the financial statements of Borrower provided to the Purchasers pursuant to Sections 7.2 and 7.3 hereof, (ii) such partnerships and Borrower execute documents, in form and substance acceptable to the Purchasers, that prohibit transfers of assets from Borrower to the partnerships and prohibit the assumption of partnership Indebtedness or Liabilities by Borrower, (iii) the Indebtedness with respect to each restaurant owned or operated by each such partnership does not exceed

$1,000,000 at any one time outstanding, (iv) the Indebtedness of all such partnerships does not exceed $5,000,000 at any one time outstanding, (v) the acquisitions and purchases by the Borrower (directly or indirectly) of securities issued by, and other investments by the Borrower (directly or indirectly) in, or capital contributions by the Borrower (directly or indirectly) to, any such partnership shall not exceed $200,000 in the aggregate, and (vi) the acquisitions and purchases by the Borrower (directly or indirectly) of securities issued by, and other investments by the Borrower (directly or indirectly) in, or capital contributions by the Borrower (directly or indirectly) to, all such partnerships shall not exceed $1,000,000 in the aggregate.

     "Permitted Sale/Leaseback" is defined at Section 8.1(e).

     "Person" shall mean and include an individual, partnership, corporation, limited liability company, trust, unincorporated organization, a government or any department or agency thereof or any other entity.

     "PIK Rate" is defined at Section 3.2(b).

     "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA and which is maintained (in whole or in part) for employees of the Borrower or any ERISA Affiliate.

     "Principal Increase" is defined at Section 3.2(a).

     "Pro Forma Balance Sheet" is defined at Section 6.3(c).

     "Prohibited Person" is defined at Section 7.25.

     "Projections" is defined in Section 6.3(b).

     "Purchaser Documents" shall mean this Agreement, the Notes, the Senior Debt Subordination Agreement and all other documents, instruments and certificates to be delivered hereunder or thereunder.

     "Purchasers" is identified at the Introduction.

     "Quarterly Interest Payment Date" is defined at Section 3.2(a).

     "Rent Adjusted Leverage Ratio" means on any date of determination, the ratio obtained by dividing (x) eight (8) times Rental Expense for the prior twelve months plus Total Debt as at such date by (y) the sum of Adjusted EBITDA plus Rental Expense for the prior twelve months.

     "Rental Expense" means for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries with respect to leases of real property (including common area charges but excluding taxes and insurance) determined on a consolidated basis in accordance with GAAP for such period.

     "Senior Credit Agreement" is the Sixth Amended and Restated Revolving Credit Agreement by and between the Borrower and National City Bank, dated as of the date hereof, as modified, amended and restated from time to time in accordance with the Senior Debt Subordination Agreement.

     "Senior Debt" shall mean the "Senior Debt" as defined in the Senior Debt Subordination Agreement.

     "Senior Debt Documents" shall mean the Senior Credit Agreement and all related documents including any security agreements and subordination agreements.

     "Senior Debt Subordination Agreement" shall mean the Senior Debt Subordination Agreement, dated as of the date hereof, by and among the Borrower, the Purchasers, the Senior Lender and National City Bank, as Agent for the Senior Lenders.

     "Senior Lender" shall mean the holders of the Indebtedness under the Senior Debt Documents.

     "Specifically Designed National and Blocked Persons" is defined at Section 7.25.

     "Store Capital Expenditures" is defined at Section 8.2(d).

     "Subordinated Debt" shall mean all unsecured Indebtedness of Borrower which in each case shall be subordinated to all Notes and all other amounts owed to the Purchasers, all on specific terms and conditions satisfactory to and approved in writing by the Purchasers prior to the incurrence thereof.

     "Subsidiary" shall mean, with respect to any Person: (a) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, (b) any corporation the Capital Stock of which having more than fifty percent (50%) of the aggregate fair market value of all of such corporation's outstanding Capital Stock is at the time directly or indirectly owned by such Person; (c) any partnership, limited liability company or joint venture or other entity of which more than fifty percent (50%) of the outstanding equity interests or voting rights are at the time directly or indirectly owned by such Person, or (d) any partnership for which such Person is a general partner. For purposes of this Agreement, references to "Subsidiary" or "Subsidiaries" shall specifically exclude any Permitted Restaurant Partnership.

     "Subsidiary Guaranty" shall mean any Guaranty Agreement executed by a Subsidiary of the Borrower guaranteeing the obligations of the Borrower under the Purchaser Documents, as the same may be amended, amended and restated or reaffirmed from time to time.

     "Tangible Net Worth" shall mean the total of the capital stock (net of treasury stock), paid in surplus and retained earnings (deficit) as determined in accordance with GAAP, minus the following items (without duplication of deductions), if any, appearing on the balance sheet of Borrower:

          (a) all deferred charges (net of amortization), excluding deferred income tax assets;

          (b) the book amount of all assets which would be treated as intangibles (including capital leases) under GAAP, including, without limitation, such items as good will, unamortized debt discount and expense and corporate organization expenses, treasury stock, trademarks, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing; and

          (c) any write-up in the book amount of any asset resulting from a revaluation thereof from the book amount entered upon acquisition.

     "Testing Date" is defined at Section 3.1(b).

     "Total Debt" is defined at Section 8.2(e).

     "Total Rate" shall mean the sum of the Cash Rate and the PIK Rate.

     "Trademark" means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

     "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

     "Transaction Documents" shall mean, collectively, the Purchaser Documents and the Senior Debt Documents.

     12.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements of Borrower at the date hereof.

          SECTION 13. MISCELLANEOUS.

     13.1 Term of Agreement: Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by the Purchasers of the loans contemplated hereby and the execution and delivery to the Purchasers of the Notes and shall continue in full force and effect until the payment in full of the Notes and all amounts due under the Purchaser Documents in cash. Whenever in this Agreement either of the parties hereto are referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     13.2 Notices. Notices, demands and communications shall be deemed to have been properly given to Borrower when deposited in the United States mail, registered or certified, postage prepaid, and addressed to Borrower at P.O. Box 297830, 4849 Evanswood Drive, Columbus, OH 43229, Attention- Chief Financial Officer, or such other location or locations as Borrower may specify to the Purchasers pursuant to a notice delivered in accordance with this Section 13.2, whether or not the same are actually received by Borrower. Except for purposes of notification of an Event of Default hereunder, such communication shall be effective only upon receipt by Borrower at the address indicated. Any communication to the Purchasers shall be deemed properly given if similarly mailed and addressed to FM Mezzanine Partners LLC, 6 East 43rd Street, 21st Floor, New York, NY 10017, or such other location or locations as any Purchasers may specify to the Borrower in writing pursuant to a notice delivered in accordance with this Section 13.2.

     13.3 No Implied Waivers. No delay on the part of the Purchasers in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof. The rights and remedies herein expressly specified are cumulative and not exclusive of any other rights and remedies which the Purchasers would otherwise have.

     13.4 Amendments, Modifications, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement or of the Notes nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Purchasers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

     13.5 Applicable Law. This Agreement and the Notes shall be deemed to be contracts made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, including General Obligations Law Sections 5-1401 and 5-1402.

     13.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

     13.7 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto were upon the same instrument. Complete sets of counterparts shall be lodged with Borrower and the Purchasers.

     13.8 Merger. This Agreement, the Notes and the Documents reflect the entire understanding of the parties with respect to their subject matter and supersede all prior agreements or understandings with respect thereto in their entirety.

     13.9 Headings. Headings of the sections of this Agreement are for convenience only and shall not affect the construction of this Agreement.

     13.10 Effective Date. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties.

     13.11 Confession of Judgment. The undersigned Borrower and all indorsers authorize any attorney at law, including an attorney engaged by the holder, to appear in any court of record in Columbus, Ohio after the Indebtedness evidenced hereby, or any part thereof, becomes due and waive the issuance and service of process and confess judgment against the undersigned and all indorsers in favor of the holder, for the amount then appearing due, together with costs of suit and, thereupon, to release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment; and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain an additional judgment or judgments against the undersigned and all indorsers or any one or more of them. The undersigned and all indorsers hereby expressly waive any conflict of interest that the holder's attorney may have in confessing such judgment against such parties and expressly consent to the confessing attorney receiving a legal fee from the holder for confessing such judgment against such parties.

     13.12 Costs and Expenses. Subject to the limitation set forth in Section 2.3, Borrower shall pay on demand all reasonable fees, costs and expenses of the Purchasers, as and when incurred in connection with, or otherwise payable by Borrower with respect to: (a) the preparation, negotiation, execution, delivery, administration, default, collection, waiver or potential waiver, amendment or potential amendment of any term, provision, benefit or requirement of this Agreement or the other Transaction Documents (including, without limitation, any environmental and other "due diligence" investigations); (b) the preparation, negotiation, execution and delivery of the letter of intent dated as of February 23, 2006 between FM Mezzanine Partners LLC and Borrower; (c) the Purchasers' exercise, preservation or enforcement of any of their rights, remedies or options hereunder; (d) the granting, perfecting and protecting of liens upon and security interests in any collateral now or hereafter securing Borrower's obligations under this Agreement and the other Purchaser Documents; and (e) the prosecution or defense of any claim (including the evaluation of or preparation for any actual or such potential defense or claim) in any way arising out of, related to or connected with this Agreement or any of the other Purchaser Documents; including in each case, without limitation, (i) reasonable fees and expenses of counsel, (ii) reasonable accounting, consulting, brokerage or other similar professional fees or expenses, (iii) any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Borrower's obligations under this Agreement and the other Purchaser Documents or any collateral therefor, (iv) all filing fees and other taxes and fees payable or determined to be payable in connection therewith, including, without limitation, documentary, stamp and similar taxes and assessments and all recording and filing fees charged by any Governmental Authority; and (v) all other reasonable costs and expenses incurred by the Purchasers as are payable by Borrower pursuant to any other provision of this Agreement or any of the other Purchaser Documents. All of the foregoing fees, costs and expenses are referred to herein collectively as the "Costs and Expenses". The Costs and Expenses shall bear interest at the default rate described in Section 3.2(d) hereof from the date that is five days after the due date thereof until paid. Borrower hereby acknowledges that its obligations under this Section: (A) shall survive any termination of this Agreement and (B) are absolute and unconditional regardless of whether or not the transactions contemplated hereby are consummated.

     13.13 Indemnification Generally. Borrower agrees to indemnify and hold harmless each Purchaser, their respective Subsidiaries, and any subsequent holder of the Notes, and their respective directors, officers, employees, stockholders, partners and Affiliates, to the maximum extent permitted by law, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable costs, reasonable expenses and disbursements of any kind or nature whatsoever with respect to the transactions contemplated hereby, the Transaction Documents, any operations or activities of Borrower or any Subsidiary, the execution, delivery, enforcement, performance and administration of the Purchaser Documents and the use of the proceeds of the issuance and sale of the Notes, or any other matter, claim or event related to, or arising out of the transactions contemplated hereby, the Transaction Documents or the matters contemplated therein (all the foregoing, collectively, the "indemnified liabilities"); provided, that Borrower shall have no obligation hereunder to any indemnified party to the extent that it is determined by a court of competent jurisdiction in a non-appealable final judgment that any such indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified party. The obligations of Borrower under this Section 13.13 shall survive and continue to be in full force and effect notwithstanding the termination of this Agreement.

     13.14 Judicial Proceedings.

          (a) The Borrower irrevocably submits to the non exclusive jurisdiction of any state or federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Purchaser Documents. To the fullest extent it may effectively do so under applicable law, the Borrower irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

          (b) The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (a) above brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon it and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it is or may be subject) by a suit upon such judgment.

          (c) The Borrower consents to service of process in any suit, action or proceeding of the nature referred to in paragraph (a) above by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address specified in or designated pursuant to Section 13.2. Such service (i) shall be deemed in every respect effective service of process upon each of the Borrower in any such suit, action or proceeding and

(ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower.

          (d) Nothing in this Section 13.14 shall affect the right of any of the Purchasers to serve process in any manner permitted by law, or limit any right that any of the Purchasers may have to bring proceedings against any the Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

          (e) Upon breach or default by any of the Borrower with respect to any obligation hereunder or under any of the other Purchaser Documents, the Purchasers shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

     13.15 Judicial Proceedings. Waiver of Jury Trial and Damages. THE BORROWER AND THE PURCHASERS MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JURISDICTION, COURT AND PROCEEDING WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT, THE OTHER PURCHASER DOCUMENTS, THE OTHER TRANSACTION DOCUMENTS, OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT HERETO OR THERETO OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE PURCHASERS OR THE AGENT RELATING TO THE ADMINISTRATION OR ENFORCEMENT OF THIS AGREEMENT, THE OTHER PURCHASER DOCUMENTS OR THE OTHER TRANSACTION DOCUMENTS, AND AGREE THAT NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, THE BORROWER WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL OR OTHER TYPE OF DAMAGES OTHER THAN ACTUAL DAMAGES. THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS CONSTITUTE A MATERIAL INDUCEMENT FOR THE PURCHASERS TO ENTER INTO THIS AGREEMENT AND PURCHASE THE NOTES. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE BORROWER CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

     The parties hereto have caused this Agreement to be duly executed by their respective duly authorized officers as of the date first above written.

BORROWER:

MAX & ERMA'S RESTAURANTS, INC.


By: /s/ William C. Niegsch, Jr.
    ---------------------------------
Name: William C. Niegsch, Jr.
Its: Chief Financial Officer

PURCHASERS:

FM MEZZANINE PARTNERS LLC


By: /s/ David C. Moszer
    ---------------------------------
Name: David C. Moszer
Its: Principal

                                   SCHEDULE A

                             NOTE PURCHASE AGREEMENT

                               List of Purchasers

        Purchasers             Notes     Purchase Price
        ----------          ----------   --------------
FM Mezzanine Partners LLC   $7,000,000     $6,930,000

   TOTALS:                  $7,000,000     $6,930,000

Address for all Purchasers:
FM Mezzanine Partners LLC
6 East 43rd Street, 21st Floor
New York, NY 10017